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                    December 11, 2023

       Alf Melin
       Executive Vice President and Chief Financial Officer
       TechnipFMC plc
       Hadrian House, Wincomblee Road
       Newcastle Upon Tyne, United Kingdom

                                                        Re: TechnipFMC plc
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            File No. 001-37983

       Dear Alf Melin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Julia Thompson